SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. 1)
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement	☐	Confidential, For Use of the Commission Only
☐ Definitive Proxy Statement		(as permitted by Rule 14a-6(e)(2))
☑ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12
Photon Dynamics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

☑	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PHOTON DYNAMICS, INC.
5970 OPTICAL COURT
SAN JOSE, CALIFORNIA 95138

SUPPLEMENT TO PROXY STATEMENT
FOR THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD SEPTEMBER 5, 2008
     This is a supplement to the proxy statement dated August 4, 2008 (the “proxy statement”) of Photon Dynamics, Inc. (“Photon Dynamics” or the “Company”) that was mailed to you in connection with the solicitation of proxies for use at the special meeting of stockholders to be held at the offices of Photon Dynamics, 5970 Optical Court, San Jose, California 95138, on September 5, 2008 at 9:00 a.m., local time. The purpose of the special meeting is to consider and vote on the proposal to approve the Agreement and Plan of Merger and Reorganization (the “merger agreement”) dated as of June 26, 2008, by and among Orbotech Ltd. (“Orbotech”), PDI Acquisition, Inc., an indirect wholly-owned subsidiary of Orbotech, and Photon Dynamics, and the principal terms of the proposed merger in which the Company will be acquired by Orbotech for $15.60 per share in cash (the “merger”). The Company’s Board of Directors believes that the merger and the merger agreement are advisable and in the best interests of the Company and its shareholders. Accordingly, the Company’s Board of Directors has unanimously approved the merger and the merger agreement and unanimously recommends that the Company’s shareholders vote “FOR” the proposal to approve the merger agreement and the principal terms of the merger. If you have not already submitted a proxy for use at the special meeting, you are urged to do so promptly.
Litigation Relating to the Merger
     As more fully described in the proxy statement, on July 25, 2008, a purported shareholder class action lawsuit was filed in California Superior Court, Santa Clara County against the Company, each of the Company’s directors and Orbotech. The lawsuit, Capital Partners v. Dr. Malcolm J. Thompson, et al. (Case No. 1-08-CV-118315), alleges, among other things, that the Company’s directors breached their fiduciary duties in connection with the merger, that the proxy statement omits material information and that Orbotech has aided and abetted the Company’s directors in their alleged breaches of fiduciary duties.
     On August 26, 2008, counsel for the parties in the lawsuit entered into a memorandum of understanding in which they agreed upon the terms of a settlement of the litigation, which would include the dismissal with prejudice of all claims against all of the defendants, including the Company and its directors. The proposed settlement is conditional upon, among other things, the execution of an appropriate stipulation of settlement, consummation of the merger and final approval of the proposed settlement by the court. The proposed settlement contemplates that, subject to final approval by the court, the Company or its successors will pay plaintiff’s counsel the lower of (a) the amount of attorneys’ fees and expenses that is approved by the court and (b) $360,000. These attorneys’ fees and expenses will not be deducted from the merger consideration.
Additional Disclosures
     As contemplated by the proposed settlement, the Company is providing certain additional disclosures that are supplemental to those contained in the proxy statement previously mailed to you. None of the Company or any of the other defendants has admitted wrongdoing of any kind, including but not limited to inadequacies in any disclosure, the materiality of any disclosure that the plaintiff contends should have been made, any breach of any fiduciary duty, or aiding or abetting any of the foregoing. The additional disclosures are as follows:
The Merger — Background of the Merger
     Price Negotiations with Orbotech

     The first full paragraph on page 15 of the proxy statement makes reference to negotiations between Credit Suisse and Lehman Brothers in which Credit Suisse indicated that Orbotech would need to pay significantly more than $14.18 per share of the Company’s stock and that a price in the range of $16.50 to $17.00 per share would be an appropriate basis on which to continue negotiations. As pages 13–16 of the proxy statement describe, the process by which the Company and Orbotech agreed to the final price of $15.60 per share was a lengthy one, with each party at times taking positions meaningfully above or below that number in an effort to converge on a middle ground that would be acceptable to both. The $16.50 to $17.00 per share range arose out of the meeting of the Company’s Board of Directors on April 28, 2008, during which the Board directed management and the Company’s advisors to indicate to Orbotech that its then-current proposal of $14.18 was inadequate, and to counterpropose an amount per share in excess of $16.00. In short, $16.50 to $17.00 per share was a negotiating position; as were all of the other dollar amounts proposed by the parties other than the final $15.60 per share price.
     Orbotech’s Proposed Employee-Related Closing Condition
     The sixth and seventh paragraphs on page 16 of the proxy statement and the last paragraph on page 21 of the proxy statement make reference to Orbotech’s request for, and ultimate agreement to forego, an employee-related closing condition in the merger agreement. As proposed by Orbotech, the condition would have made its obligation to complete the merger contingent on (i) certain specified employees of the Company and an agreed-upon percentage of the Company’s other employees having entered into forward employment agreements with Orbotech and (ii) none of such employees having expressed an intention (which had not been subsequently reversed) not to comply with the terms of such employment agreements. The Company advised Orbotech at a number of points in the process that this condition was unacceptable. As discussed on pages 16 and 21 of the proxy statement, on June 12, 2008, Orbotech agreed to forego this condition in exchange for modifications to the retention arrangements for certain of the Company’s employees and access to a broad group of the Company’s employees for purposes of holding discussions regarding their future employment with the combined company.
The Merger — Fairness Opinion Delivered to the Company’s Board of Directors
     Discounted Cash Flow Analysis
     The subsection entitled “Discounted Cash Flow Analysis” on pages 25–26 of the proxy statement makes reference to Credit Suisse having calculated a range of estimated terminal values for the Company by multiplying the terminal year net operating profit after taxes, based on estimates of Photon Dynamics management, by selected next twelve months (“NTM”) net operating profit after taxes multiples of 12.0x to 20.0x. These NTM net operating profit after taxes multiples were selected based on a review of the then-current trading multiples of the companies identified in the proxy statement under the caption “The Merger — Fairness Opinion Delivered to the Company’s Board of Directors — Selected Companies Analysis”, as well as of the Company.
     At the bottom of page 25, the same subsection also makes reference to Credit Suisse having calculated present values as of June 30, 2008 of the cash flows and the terminal value of the Company using discount rates ranging from 12.0% to 16.0%. These discount rates were selected based on a weighted average cost of capital calculation, which factored in, among other things, the unlevered betas for certain of the companies identified in the proxy statement under the caption "The Merger — Fairness Opinion Delivered to the Company’s Board of Directors — Selected Companies Analysis”, as well as for the Company.
     Selected Companies Analysis
     The subsection entitled “Selected Companies Analysis” on pages 26–27 of the proxy statement makes reference to eighteen publicly traded companies that Credit Suisse selected as part of its analysis. These companies were chosen because they are publicly traded companies that operate in a similar industry to the Company or have similar lines of business to the Company. After application of these criteria, Credit Suisse identified the companies listed on page 26 of the proxy statement as those that were comparable to the Company for purposes of its analysis. However, none of the companies selected is identical or directly comparable to the Company. There may have been other companies that met these criteria but none were identified as comparable to the Company by Credit Suisse.

     At the bottom of page 26, the same subsection also makes reference to a range of selected multiples that Credit Suisse derived from its selected companies analysis. These multiples are set forth below:

		Selected Companies		Selected Companies
		(All)		(All)
Metric		Low		High
Revenue	Calendar Year 2007 Actual	1.0	x	2.0	x
	Calendar Year 2008 Estimate	0.7		1.5
	Calendar Year 2009 Estimate	1.0		1.5
	Average*	1.0		1.5

EPS	Calendar Year 2008 Estimate	7.0		12.0
	Calendar Year 2009 Estimate	10.0		15.0
	Average*	12.0		18.0

*	Average represents the range of multiples applied to the average of calendar year 2007 actual operating statistics and calendar years 2008 and 2009 estimated operating statistics.
     Selected Transactions Analysis
     The subsection entitled “Selected Transactions Analysis” on pages 27–28 of the proxy statement makes reference to 23 precedent transactions announced since January 1, 2002, as to which Credit Suisse reviewed publicly available information and data as part of its analysis. These precedent transactions were selected because they involved public company targets that provide capital equipment or related products or services to the semiconductor or flat panel display industries.
     At the bottom of page 27, the same subsection also makes reference to a range of selected multiples that Credit Suisse derived from its selected transactions analysis. These multiples are set forth below:

		Selected		Selected
		Transactions		Transactions
Metric		Low		High
Revenue	LTM	1.25	x	2.25	x
	NTM	1.00		2.00

EPS	NTM	15.0	x	25.0	x
     Miscellaneous
     The second paragraph under the heading “Miscellaneous” on page 28 of the proxy statement makes reference to the fact that in the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for its and its affiliates’ own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, Orbotech and any other company that may be involved in the merger, as well as provide investment banking and other financial services to such companies. During the past two years, Credit Suisse has not provided investment banking services to Orbotech or its affiliates.
The Merger — Projected Financial Information
     The projected financial information set forth on page 29 of the proxy statement reflects a projected decrease in the Company’s total revenue from $172 million in calendar year 2009 to $130 million in calendar year 2010, followed by increases from that level in calendar years 2011 and 2012. The projected financial information further indicates that from calendar year 2009 to calendar year 2010, the Company’s management expects similar decreases in EBIT, net operating profit after tax and unlevered free cash flow, followed by increases from the respective levels of those financial metrics in calendar years 2011 and 2012. As discussed in the section of the proxy statement entitled “The Recommendation of the Company’s Board of Directors and the Company’s Reasons for the Merger” on pages 17–19 of the proxy statement and in the Company’s annual and quarterly reports filed with the SEC, the flat panel display equipment market is highly cyclical and volatile, and the Company’s business is dependent on a handful of key customers. The projections of a decline in the Company’s financial performance during calendar year 2010 and subsequent recovery from those levels reflect management’s expectation that the Company will reach a cyclical low point in its business during 2010 and will recover thereafter.
     The qualifications and cautionary notes relating to the Company’s projected financial information set forth on pages 28 and 29 of the proxy statement apply equally to the preceding paragraph.
Dissenters’ Rights of Appraisal
     Reference is made to the section entitled “Dissenters’ Rights of Appraisal” beginning on page 48 of the proxy statement and summarizing the procedures by which the Company’s shareholders may dissent from the merger and demand statutory appraisal rights under the California General Corporation Law. As noted in the fifth paragraph on page 48, any shareholder who wishes to exercise dissenters’ rights in connection with the merger must vote against the merger and the merger agreement and must make a written demand to the Company that it purchase such shareholder’s shares at fair market value. The sixth paragraph on page 48 sets forth certain additional requirements that apply to any such written demand, including the date by which any such written demand must be received by the Company. The proxy statement is hereby amended and supplemented to indicate that any such written demand must be received by the Company no later than the date of the special meeting relating to the merger, and the third bullet of the sixth paragraph on page 48 is accordingly stricken and replaced with “be received not later than the date of the special meeting;”.
     The other requirements that apply to any potential exercise of dissenters’ rights in connection with the merger remain as described on pages 48–50 of the proxy statement and in Annex C thereto, and the summary of Sections 1300 through 1313 of the California General Corporation Law contained in the proxy statement (as revised above) remains qualified in its entirety by reference to the full text of those sections as set forth in Annex C.
Regulatory Clearances
     The only regulatory clearances that remain prior to the closing of the merger are (1) the expiration of the waiting period under the HSR Act and (2) the expiration or termination of the CFIUS review process. CFIUS continues to review the transaction, and the parties expect to refile their notice of the transaction in order to facilitate that review.
By Order of the Board of Directors,
/s/ Carl C. Straub, Jr.
Carl C. Straub, Jr.
General Counsel and Secretary
San Jose, California
August 28, 2008

5